--------------------------------------------------------------------------------

                                  CONFIDENTIAL

                                    VALUATION


                            PREPARED EXCLUSIVELY FOR



                            THE BOARD OF DIRECTORS OF

                              MARKET AMERICA, INC.


--------------------------------------------------------------------------------


                             BURNHAM SECURITIES INC.

                                  JUNE 18, 2001

                                                           RICHARD LEWISOHN, III
                                                        SENIOR MANAGING DIRECTOR

                                                                     CALVIN CHIN
                                                                       ASSOCIATE

                                                              ROBERT GERSTENFELD
                                                                       ASSOCIATE


                         [LOGO] BURNHAM SECURITIES INC.

                                TABLE OF CONTENTS

Tab
---

1.       SUMMARY
         OVERVIEW
         CRITERIA FOR COMPARATIVE INCLUSION

2.       VALUATION ANALYSIS
         PREFACE

         METHODOLOGY

         MARKET MULTIPLE ANALYSIS
         PERFORMANCE RATIO ANALYSIS
         COMPARABLE TRANSACTIONS MULTIPLE
         DISCOUNTED CASH FLOW ANALYSIS
         STOCK BUYBACK ANALYSIS

3.       VALUATION ESTIMATES

4.       MARKET MULTIPLE ANALYSIS

         DESCRIPTION OF COMPARABLE COMPANIES

5.       PERFORMANCE RATIO ANALYSIS

6.       COMPARABLE TRANSACTIONS MULTIPLE
         DESCRIPTION OF TRANSACTIONS

7.       DISCOUNTED CASH FLOW ANALYSIS

8.       STOCK BUYBACK ANALYSIS

         STOCK CHARTS

9.       VALUATION SUMMARY

10.      KEY CONSIDERATIONS AND CONCLUSION

EXHIBIT A
         COMPANY PROFILES

EXHIBIT B
         ENGAGEMENT LETTER

                                     SUMMARY


As of May 23, 2001, Burnham Securities Inc. ("Burnham", or "BSI") was engaged by the management of Market America, Inc. (the "Company", or "MA") to conduct a valuation analysis of the Company. In undertaking our analysis as to the valuation of the Company, we relied on certain valuation techniques. These include:

         evaluating the likelihood of achieving the business goals and financial projections prepared by the management of MA and the impact such results might have on the implied market valuation of the Company;

         the relative financial comparisons between MA and other public companies that BSI deems to be comparable;

         evaluations of transactions in the public markets undertaken by unrelated third parties, who were knowledgeable and willing buyers and sellers;

         consideration of stock repurchases by the Company from shareholders who were knowledgeable regarding MA's activities at the time they sold shares to the Company;

         consideration of the closely-held nature of MA's common stock;

         consideration of the historical trading activity of the common stock of MA; and

         preparation of a discounted cash flow model based on MA's historical results as well as the Company's 2002 internal budget and from projections and assumptions prepared by and provided to BSI by the management of MA.

During the course of our engagement, we have, among other things:

         reviewed publicly available information concerning the Company; which included analysis of MA's financial statements from 1996, its 10K's for the fiscal years ended 4/30/97 through 4/30/00, preliminary, unaudited 4/30/01 financial statements and a review of the Company's 10Q's filed for the first three quarters of fiscal 2001;

         discussed with management the anticipated results for the year ended 4/30/01 as well as reviewed with management its budget for the year to end 4/30/02 and its assumptions for successive fiscal years based on selected operating scenarios;

         discussed the past and current operations and financial condition of MA with senior executives of the Company;

         compared the financial performance of MA and the prices, trading activity and market valuations of certain other comparable publicly-traded companies and their securities; and conducted other financial studies and analyses and performed such other investigations and took into account such other factors as we deemed necessary or appropriate for purposes of preparing our valuation herein.

In preparing our analysis, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information, which we received in connection with this valuation. With respect to the projected financial information and business prospects, we have assumed that such information reflects the best currently available estimates and judgments of the Company's management as to the expected future financial performance. Our valuation is necessarily based on economics, market and other conditions as they exist and as they can be evaluated as of the date of this valuation analysis.

We were retained by the Company in connection with this valuation and will receive a fee for our services, a portion of which has already been paid. Prior to this engagement, BSI has not provided financial advisory or financing services to the Company, nor has it received any fees from the Company, or any of its affiliates.

It is understood that this valuation analysis and supporting information and data is for the exclusive use of the management and Board of Directors of Market America, Inc. in its deliberations and may not be used for any other purpose without our prior written consent.

                                                      Very truly yours,


                                                      BURNHAM SECURITIES INC.

CRITERIA FOR COMPARATIVE INCLUSION

In determining those companies most comparable to Market America, Inc. for our valuation models, we selected entities that most resemble MA from a universe of publicly owned companies. Our criteria for the selected grouping of these companies include a number of characteristics such as:


     o    Direct selling by individuals to end-users
     o    Commissions are earned by sales representatives selling products
     o Sales representatives also generate revenues through recruitment activities
     o    Products sold are predominantly proprietary
     o    Multiple sales channels available (direct, telemarketing, Internet)
     o Majority of products sold are lifestyle enhancing, convenience enabling, impulse satisfying
     o    Strong corporate infrastructure in place
     o    Short sales cycle
     o    Similar sales levels
     o    Generally comparable margins
     o    Low relative distribution costs
     o    High potential for re-order



SELECTED INDUSTRIES

     o    home/family care
     o    personal care
     o    wellness/nutrition
     o    leisure
     o    educational
     o    technology/telecommunications
     o    gifts

VALUATION ANALYSIS

PREFACE

The following analyses are based, in part, upon information provided to us by the management of MA. Certain other information regarding comparable companies has been obtained through publicly available databases. We have reviewed management's budgets and have relied upon such budgets without independent verification. Our valuation is based upon economic, market and financial information available as of the date of our valuation.

METHODOLOGY

The following is a brief description of the methods used to estimate the value of the Company.

1.       MARKET MULTIPLE ANALYSIS

This method utilizes certain market information from selected companies that possess comparable businesses characteristics, including sales levels, growth prospects and overall profit margins.

Based on generally accepted measures of value in the public equity markets, the following market valuation parameters were considered:

     o    Price to Sales
     o    Enterprise Value to EBITDA
     o    Price to Earnings
     o    Price to Operating Cash Flow
     o    Price to Book

Each market parameter (or "multiple") is calculated and represents an average of comparable companies that is adjusted and normalized for market extremes. In order to make the multiples meaningful, certain multiples are mathematically adjusted to smooth out companies for which the values may be unrealistically high or low. This can occur during periods of extreme market optimism or pessimism.

2.       PERFORMANCE RATIO ANALYSIS

This method analyzes financial ratios from selected companies to determine their use of cash, operating margins, liquidity, and ability to pay debt. The analysis provides further empirical evidence for the higher weighting we gave the Market Multiple Analysis.

3.       COMPARABLE TRANSACTIONS MULTIPLE

This method is based on a review of comparable transactions, over a two-year period, in the household furnishings, personal care products, wellness/nutrition, food retailers, leisure, educational, technology/telecommunications and catalog/specialty distribution category that exhibit similar financial and operating characteristics to MA and that sell to comparable customer bases. Of the transactions we analyzed, there were two that involved companies going private. These transactions provide us with a better picture of how companies were actually valued by market participants with regard to the size, structure, and value based on the implied and explicit multiples. These transactions were based on the actual considerations paid for a comparable business or segment thereof. The following multiple is generally accepted as meaningful in the marketplace:

     o    Total Invested Capital to Revenues

The total invested capital represents the total amount of capital including debt and equity offered in the transaction. Each market parameter (or "multiple") is calculated and represents an average of comparable transactions based on actual transactions. Market conditions aside, transactions are executed for a myriad of reasons (e.g. market share motivations, portfolio fit, buy-versus-build).

4.       DISCOUNTED CASH FLOW ANALYSIS

This analysis involves a review of the Company's internal forecasts and projections regarding its future operations and the cash flows derived therefrom in order to value the shares of the Company. In general, the free operating cash flows of the business are discounted and are then adjusted for special items as deemed appropriate. In order to arrive at the free cash flow estimates by year, after-tax free cash flows from operations are utilized and adjusted for capital expenditures, changes in working capital and other appropriate adjustments. This provides a measure of the Company's ability to generate consistent free cash flows for the benefit of its shareholders.

Once each year's free cash flows are determined, a discount rate, or Weighted Average Cost of Capital ("WACC"), which takes into account risk-free interest rates, equity risk premiums, and the volatility of the company relative to the S&P 500 ("beta") is applied to such cash flows to provide a result when aggregated, will result in the present value of those future cash flows.

IN ORDER TO PRODUCE A MEANINGFUL DISCOUNTED CASH FLOW ANALYSIS, CONSIDERATION MUST BE GIVEN TO THE MOST RECENT FIVE YEARS' ACTUAL RESULTS AND THE PROSPECTIVE FIVE YEARS' PROJECTIONS. THE MANAGEMENT OF MA HAS NEVER PREPARED FIVE-YEAR PROJECTIONS. MA'S MANAGEMENT HAS USED ITS ANNUAL BUDGETING PROCESS MORE AS A MOTIVATIONAL TOOL FOR ITS DISTRIBUTORS. THE APRIL 30, 2001 UNAUDITED RESULTS FELL ABOUT 32% SHORT OF ITS 2001 BUDGET PROJECTION. IT IS BECAUSE OF THIS DRAMATIC SHORTFALL THAT WE ARE DISCOUNTING THE COMPANY'S 2002 BUDGET PROJECTIONS IN OUR ANALYSIS.

WE DID NOT THINK IT WOULD BE PRUDENT TO IMPOSE ON MA'S MANAGEMENT AN EXERCISE IN FORECASTING FIVE YEARS HENCE. INSTEAD, WE HAVE ACCEPTED THE COMPANY'S UNAUDITED 4/30/01 RESULTS AND (FOR PURPOSES OF OUR DISCOUNTED CASH FLOW MODEL) ASSUMED A 9.9% PER ANNUM COMPOUNDED AVERAGE GROWTH RATE TO ARRIVE AT OUR RESULTS. WHILE WE BELIEVE THAT THIS IS REALISTIC BASED UPON MA'S MANAGEMENT DISCLOSURE THAT ITS FUTURE GROWTH WILL NOT BE AS ROBUST AS ITS PAST GROWTH AND A CONSENSUS OF ECONOMIC PREDICTORS, WE HAVE, NONETHELESS, DIMINISHED THE WEIGHTING OF THE DISCOUNTED CASH FLOW ANALYSIS IN ARRIVING AT OUR VALUATION FOR MA.

5.       STOCK BUYBACK MULTIPLE

An analyst or shareholder can presume that when a Company buys back its shares in the public market it is signaling that this is a prioritized use of available cash. A Company's management and directors are in a position to evaluate the company's current and future operating prospects to make such a decision. Conversely, the selling shareholders also believe that the price, at the time of transaction, is a fair value. Therefore, in most situations, stock buybacks are a measurement of the fair market value of outstanding shares as determined by those most intimate with overall operations and future prospects.

HOWEVER, WE DO NOT ASSIGN MUCH SIGNIFICANCE TO THE PURCHASES BY MA DUE TO THE FACT THAT, IN THESE THREE CASES, THE SELLER HAD EXTRANEOUS REASONS FOR LIQUIDITY AND MA, WITH AN ABUNDANCE OF AVAILABLE CASH, WAS WILLING TO BE ACCOMMODATING. FURTHERMORE, WHILE THE SALES WERE CONSUMMATED ON DIFFERENT DATES, IN EACH INSTANCE THE SELLER WAS THE SAME INDIVIDUAL.

VALUATION ESTIMATES

In order to determine the overall valuation, we used the following five methods: the Market Multiple Analysis, Comparable Transactions Multiple Analysis, Performance Ratio Analysis, Discounted Cash Flow Analysis and Stock Buyback Analysis. After we arrived at our valuations, we then weighted each estimate according to its relative importance.

The following weights were applied for each method: Market Multiple 40%, Comparable Transactions 30%, Performance Ratio Analysis not weighted but considered, Discounted Cash Flow 25% and Stock Buyback Analysis 5%. We granted the Market Multiple and Comparable Transactions Multiple greater weightings than the other methods because we believe that the public markets and the multiples paid for comparable businesses in similar sectors in recent transactions are more efficient in valuing companies than the Discounted Cash Flow and Stock Buyback analyses.

The following sections contain the analysis and details of our valuation methods:

     o    Market Multiple Analysis                     4

     o    Performance Ratio Analysis                   5

     o    Comparable Transactions Analysis             6

     o    Discounted Cash Flow Analysis                7

     o    Stock Buyback Analysis                       8

1.       Market Multiple Analysis:
         -------------------------

The most logical universe of comparative public companies would be MA's competitors, or peer group.

We did select eight publicly traded entities with characteristics most similar to Market America. Using the market multiple method, we derived a valuation range from $67.5 million to $234.7 million or $3.48 to $12.09 per share by compiling a list of average trailing historical multiples that were based upon historical financial information from our composite group of companies.

Multiple:                                                 Average
-----------------------------------------------------------------
         Price / Sales                                   0.49 x
         Enterprise Value / EBITDA                        5.17x
         Price / Earnings                                11.64x
         Price / Operating Cash Flow                      8.24x
         Price / Book                                     1.77x


These multiples were applied against management's operating statistics to derive an estimated value for each parameter. We are valuing the equity of MA by using its unaudited results at the end of the Fiscal Year 2001 (and these multiples were derived from each comparable company's latest twelve months results).

                       DESCRIPTION OF COMPARABLE COMPANIES

Overview

ADVANTAGE MARKETING SYSTEMS, INC. (AMEX:AMM) markets a product line consisting of approximately 100 products in three categories: weight management, dietary supplement and personal care products. The products are manufactured by various manufacturers pursuant to formulations developed for the Company and are sold to its independent distributors located in all 50 states and the District of Columbia. The Company also derives revenues from the sale of various educational and promotional materials designed to aid its distributors in maintaining and building their businesses. These products are marketed through independent distributors who purchase products for resale to retail customers as well as for their own personal use. The number of active distributors was approximately 86,600 on December 31, 2000. (An "active" distributor is one who purchased $15 on auto-ship or at least $50 if not on auto-ship of the Company's products within the preceding 12 months). Distributors may elect to work on a full-time or part-time basis. A majority of the Company's distributors sell its products on a part-time basis.

HERBALIFE INTERNATIONAL, INC. (NASDAQ:HERBA), which began operations in February 1980 as a limited partnership, is a network marketing company that sells a wide range of weight management products, food and dietary supplements and personal care products worldwide. The Company currently markets 171 products. The Company's products are marketed through distributors, who are generally independent contractors, and who purchase products for resale to retail consumers and other distributors. Distributors may elect to work on a full-time or part-time basis.

For the last three years, approximately 40% of the Company's sales were derived from its 15 weight management products and approximately 20% were derived from the Company's Formula 1 Protein Mix. The Company's dietary and nutritional supplements are targeted to specific consumer groups and several antioxidants are offered. The Company also sells educational and promotional materials, including sales aids, informational videotapes and cassette recordings. In addition, the Company sells distributor kits at a worldwide average cost of approximately $77 per kit, which an individual must purchase in order to become one of the Company's distributors (except in South Korea, where there is no charge for a distributor kit). Sales of distributor kits are not subject to distributor allowances. Accordingly, the Company receives the entire retail sales amount from the sale of the distributor kits. The Company's network marketing system consists of over one million distributors as of November of 2000.

MANNATECH, INC. (NASDAQ:MTEX) develops and sells proprietary nutritional supplements and topical products through a network marketing system. The Company sells its products in the United States, Canada, Australia and the United Kingdom through a network of approximately 269,000 active associates as of March 9, 2000. An "active" associate is one who has purchased products within the last 12 months. The Company's subsidiaries are: Mannatech Australia Pty Limited, a limited service provider; Mannatech Ltd., a limited service provider; and Internet Health Group Inc., a marketer of the Company's proprietary products, specially developed nutritional supplements, and sports nutrition products over the Internet, through its Web site at www.clickwell.com.

Mannatech focuses its development efforts primarily in the area of carbohydrate technology with its proprietary ingredient, Ambrotose(R) complex, which combines certain naturally occurring sugars required to support optimal cell-to-cell communication. Mannatech's products are primarily based on scientific advances in the emerging field of phytochemistry. This field has identified certain naturally-occurring components of various plants, known as "phytochemicals," which, while not essential to sustain life, are believed fundamental for optimal health.

NATURES SUNSHINE PRODUCTS INC. (NASDAQ:NATR) incorporated in 1976, and its subsidiaries are primarily engaged in the manufacturing and marketing of nutritional and personal care products. The Company's operations are conducted in the United States as well as in certain other countries and it exports its products to several other countries. The Company's line of over 500 products includes herbal products, vitamins, mineral supplements and homeopathic products.

Natures manufactures a wide selection of herbal products that are sold in the form of capsules or tablets. The Company manufactures a wide variety of single vitamins that are sold as chewable or non-chewable tablets. Natures manufactures or contracts with independent manufacturers to supply a variety of personal care products for external use. The Company also markets a line of more than 40 distinctive homeopathic products.

Demand for the Company's products is created from approximately 589,000 active distributors at December 31, 2000, which include approximately 216,000 in the United States. An individual can become a distributor by applying to the Company under the sponsorship of someone who is already a distributor. Each distributor is required to renew his/her distributorship on a yearly basis. Approximately 30 percent renew annually. Many distributors sell the Company's products on a part-time basis or consume the products themselves. A distributor interested in earning additional income by committing more time and effort to selling the Company's products may be appointed to "Manager" status which is contingent upon attaining certain purchase volume levels, recruiting additional distributors and demonstrating leadership abilities. Managers numbered approximately 16,100 at December 31, 2000, including approximately 5,900 in the United States.

NU SKIN ENTERPRISES (NYSE:NUS) is a global direct selling company that develops and distributes premium-quality, innovative personal care and nutritional products. The Company also markets and distributes technology, Internet and telecommunications services and products. Nu Skin Enterprises currently operates in 31 countries throughout Asia, North and South America and Europe. The Company distributes its products exclusively through a network marketing system. The Company currently has a network of approximately 500,000 active distributors, defined as being resident in the countries where the Company has been operating for at least three months. The Company manages its business based on product lines and currently has three operating divisions in the United States: Nu Skin, which offers personal care products; Pharmanex, which offers nutritional supplements; and Big Planet, which offers technology, Internet and telecommunications products and services. Each of the Company's product-based divisions offers a distinct business opportunity for its distributors. Each division is managed and directed by a distinct management team. The Company has subsequently introduced its divisional strategy into certain Asian markets by launching the Pharmanex business in February 2000.

RELIV INTERNATIONAL, INC., (NASDAQ:RELV) produces a line of food products including nutritional supplements, weight management products, functional foods, a line of granola bars and a sports drink mix. Nutritional supplements include vitamins, minerals, dietary supplements, herbs and compounds derived therefrom. Functional foods are products designed to influence specific functions of the body. These products are sold by subsidiaries of the Company to a sales force of independent distributors who sell products directly to consumers.

The Company's products are distributed primarily through a network marketing system --a system in which distributors sell products directly to retail customers and sponsor other individuals as distributors. Distributors derive compensation both from the direct sales of products and from sales volume generated by sponsored distributors. As of December 31, 2000, 37,200 persons or entities were registered as distributors of Company subsidiaries of which 5,004 were Master Affiliates.

TUPPERWARE CORPORATION (NYSE:TUP) is a multinational direct selling consumer products company that was organized on February 8, 1996. The Company is engaged in the worldwide manufacture and sale of a broad line of high-quality consumer products for the home. The core of Tupperware's product line consists of food storage containers that preserve freshness through the well-known Tupperware seals and it also has an established line of children's educational toys, serving products and gifts. Tupperware's products are distributed worldwide primarily through the "direct selling" method of distribution, in which products are sold to consumers outside traditional retail store channels. The distributorship system is intended to facilitate the timely distribution of products to the consumer, and to establish uniform practices regarding the use of Tupperware trademarks and the administrative arrangements with Tupperware, such as order entry and delivery, compensation, recruitment, and training of dealers.

Distributors are granted the right to market Tupperware products using party plan, demonstration as well as other non-traditional retail methods and to utilize the Tupperware trademark. The vast majority of Tupperware's distributorship system is composed of distributors, managers and dealers (known as consultants) who are independent contractors and not employees of Tupperware. In certain circumstances, Tupperware initiates ownership of distributorships for a period of time, until an independent distributor can be installed, in order to establish market presence. As of December 30, 2000, the Tupperware distribution system had 1,846 distributors, 53,914 managers, and 1,036,651 dealers worldwide. Tupperware's business is operated on the basis of four geographic segments:
Europe, Asia Pacific, Latin America, and the United States.

USANA HEALTH SCIENCES, INC. (NASDAQ:USNA), incorporated in 1992, develops and manufactures high-quality nutritional, personal care and weight-management products. The Company's three primary product lines consist of USANA Nutritional, LEAN Lifelong and Sense. The Company distributes its products through a network marketing system. As of December 30, 2000, the Company had approximately 93,000 Associates (independent distributors) in the United States, Canada, Australia, New Zealand, Hong Kong, Japan and the United Kingdom. The Company believes that network marketing is an effective way to distribute its products because network marketing allows person-to-person product education, which is not readily available through traditional distribution channels. The Company also offers a Preferred Customer program, specifically designed for customers that desire to purchase USANA's products for personal use. This product line includes antioxidants, minerals, vitamins and other nutritional supplements.

USANA has also developed and made available to Associates a number of materials to assist them in building their business and selling the products. These resource materials or sales aids, which may be purchased from USANA, include product brochures and business forms designed by USANA and printed by outside vendors. In addition, USANA writes and develops materials for audio and videotapes that are produced by third parties.

SELECTED COMPANIES FOR PROJECT YACHT
AS OF CLOSING PRICES FOR JUNE 14, 2001

                                                                                                          Net     Dil
                                                                                                        Income    EPS
                                                              Common   Current            Net             Bef     Before   Current
                                          Insider   Closing   Shares   Market    Total   Sales  EBITDA   Extra    Extras    Price/
Ticker  Company Name                       Hldgs    Price    Outstdg   Value     Assets   LTM    LTM      LTM     LTM      Earnings
------------------------------------------------------------------------------------------------------------------------  ----------

NUS     NU SKIN ENTERPRISES                 47%      7.700     83.9     646.2    567.1   876.4   130.0    59.4     0.70      10.98
NATR    NATURES SUNSHINE PRODS INC          41%     11.680     16.3     190.0    124.4   315.1    34.3    16.7     1.00       11.67
AMM     ADVANTAGE MARKETING SYS INC         24%      2.850      4.4      12.4     14.7    26.8     1.4     0.2     0.04       60.64
HERBA   HERBALIFE INTL INC                  76%      8.500     29.1     247.7    395.1   908.9    85.9    40.6     1.32        6.21
TUP     TUPPERWARE CORP                     36%     22.830     57.9    1321.3    831.6  1063.7   186.2    73.6     1.27       17.81
RELV    RELIV INTERNATIONAL INC             54%      1.250      9.7      12.1     19.0    59.9     0.6    -1.1    -0.12          NA
MTEX    MANNATECH INC                       80%      1.300     24.8      32.2     35.7   144.5    -3.1    -6.8    -0.27          NA
USNA    USANA HEALTH SCIENCES INC           52%      1.940      9.7      18.8     34.2   119.1     8.5     2.0     0.20        9.51

                                                                          Average                                              19.47
                                                                          Harmonic Average                                     11.64
                                                                          Maximum                                              60.64
                                                                          Median                                               11.33
                                                                          Minimum                                               6.21
                                                                          Standard Deviation                                   20.52
                                                                          Statistical Test of Standard Deviation/Average(1)     105%

MARK MARKET AMERICA INC                     80%      4.050     19.4      78.7     81.4   139.4    30.3    18.7     0.96        4.24
------------------------------------------------------------------------------------------------------------------------------------

More than 50% owned by insiders
-------------------------------
HERBA   HERBALIFE INTL INC                  76%      8.500     29.1     247.7    395.1   908.9    85.9    40.6     1.32         6.21
RELV    RELIV INTERNATIONAL INC             54%      1.250      9.7      12.1     19.0    59.9     0.6    -1.1    -0.12          NA
MTEX    MANNATECH INC                       80%      1.300     24.8      32.2     35.7   144.5    -3.1    -6.8    -0.27          NA
USNA    USANA HEALTH SCIENCES INC           52%      1.940      9.7      18.8     34.2   119.1     8.5     2.0     0.20        9.51

                                                                          Average                                               7.86
                                                                          Harmonic Average                                      7.52
                                                                          Maximum                                               9.51
                                                                          Median                                                7.86
                                                                          Minimum                                               6.21
                                                                          Standard Deviation                                    2.33
                                                                          Statistical Test of Standard Deviation/Average(1)      30%

MARK    MARKET AMERICA INC                  80%      4.050     19.4      78.7     81.4   139.4    30.3    18.7     0.96        4.24
------------------------------------------------------------------------------------------------------------------------------------

Less than 50% owned by insiders
-------------------------------

NUS     NU SKIN ENTERPRISES                 47%      7.700     83.9     646.2    567.1   876.4   130.0    59.4     0.70       10.98
NATR    NATURES SUNSHINE PRODS INC          41%     11.680     16.3     190.0    124.4   315.1    34.3    16.7     1.00       11.67
AMM     ADVANTAGE MARKETING SYS INC         24%      2.850      4.4      12.4     14.7    26.8     1.4     0.2     0.04       60.64
TUP     TUPPERWARE CORP                     36%     22.830     57.9    1321.3    831.6  1063.7   186.2    73.6     1.27       17.81

                                                                          Average                                              25.27
                                                                          Harmonic Average                                     16.04
                                                                          Maximum                                              60.64
                                                                          Median                                               14.74
                                                                          Minimum                                              10.98
                                                                          Standard Deviation                                   23.77
                                                                          Statistical Test of Standard Deviation/Average(1)      94%

MARK MARKET AMERICA INC                     80%      4.050     19.4      78.7     81.4   139.4    30.3    18.7     0.96        4.24
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Enter-   Opera-
                                                                                 prise     ting     Gross   Latest         Mkt. Cap/
                                             Current Price/                      Value/   Expense   Income   Qtrly   Revs  Revenues
Ticker Company Name                     Oper. Cash Flow   Book Value   Sales     EBITDA    Ratio    Margin   Revs     LQA     LQA
------------------------------------------------------------------------------------------------------------------------------------

NUS     NU SKIN ENTERPRISES                  10.24          1.77        0.74       5.17      0.89     82.0   210.3    841.0     0.77
NATR    NATURES SUNSHINE PRODS INC            6.65          2.20        0.60       4.58      0.91     82.3    81.7    326.8     0.58
AMM     ADVANTAGE MARKETING SYS INC          15.39          1.19        0.46      10.71      0.98     32.7     7.1     28.4     0.44
HERBA   HERBALIFE INTL INC                    3.30          1.10        0.27       1.77      0.92     73.2   245.8    983.0     0.25
TUP     TUPPERWARE CORP                      13.42         11.20        1.24       9.13      0.87     66.8   263.7   1054.8     1.25
RELV    RELIV INTERNATIONAL INC               6.40          2.25        0.20      26.31      1.01     62.3    14.1     56.2     0.21
MTEX    MANNATECH INC                          NA           1.77        0.22        NA       1.05     41.2    34.2    136.8     0.24
USNA    USANA HEALTH SCIENCES INC             2.30          1.44        0.16       3.38      0.96     31.6    27.6    110.5     0.17

Average                                       8.24          2.86        0.49       8.72      0.95    59.04                      0.49
Harmonic Average                              5.46          1.75        0.31       4.62      0.95    51.47                      0.32
Maximum                                      15.39         11.20        1.24      26.31      1.05    82.32                      1.25
Median                                        6.65          1.77        0.37       5.17      0.94    64.59                      0.34
Minimum                                       2.30          1.10        0.16       1.77      0.87    31.64                      0.17
Standard Deviation                            4.96          3.39        0.37       8.37      0.06    21.05                      0.37
Statistical Test of Standard Deviation/
Average(1)                                     60%          118%         76%        96%        6%      36%                       76%

MARK MARKET AMERICA INC                       4.55          1.13        0.56       1.08      0.79     73.6    32.6    130.3     0.60
------------------------------------------------------------------------------------------------------------------------------------

More than 50% owned by insiders
-------------------------------
HERBA   HERBALIFE INTL INC                    3.30          1.10        0.27       1.77      0.92     73.2   245.8    983.0     0.25
RELV    RELIV INTERNATIONAL INC               6.40          2.25        0.20      26.31      1.01     62.3    14.1     56.2     0.21
MTEX    MANNATECH INC                          NA           1.77        0.22        NA       1.05     41.2    34.2    136.8     0.24
USNA    USANA HEALTH SCIENCES INC             2.30          1.44        0.16       3.38      0.96     31.6    27.6    110.5     0.17

Average                                       4.00          1.64        0.21      10.49      0.98    52.09                      0.22
Harmonic Average                              3.35          1.53        0.21       3.34      0.98    46.74                      0.21
Maximum                                       6.40          2.25        0.27      26.31      1.05    73.18                      0.25
Median                                        3.30          1.61        0.21       3.38      0.98    51.78                      0.23
Minimum                                       2.30          1.10        0.16       1.77      0.92    31.64                      0.17
Standard Deviation                            2.14          0.49        0.05      13.73      0.05    19.03                      0.04
Statistical Test of Standard Deviation/
Average(1)                                     53%           30%         22%       131%        5%      37%                       16%

MARK MARKET AMERICA INC                       4.55          1.13        0.56       1.08      0.79     73.6    32.6    130.3     0.60
------------------------------------------------------------------------------------------------------------------------------------

Less than 50% owned by insiders
-------------------------------

NUS     NU SKIN ENTERPRISES                  10.24          1.77        0.74       5.17      0.89     82.0   210.3    841.0     0.77
NATR    NATURES SUNSHINE PRODS INC            6.65          2.20        0.60       4.58      0.91     82.3    81.7    326.8     0.58
AMM     ADVANTAGE MARKETING SYS INC          15.39          1.19        0.46      10.71      0.98     32.7     7.1     28.4     0.44
TUP     TUPPERWARE CORP                      13.42         11.20        1.24       9.13      0.87     66.8   263.7   1054.8     1.25

Average                                      11.43          4.09        0.76       7.40      0.92    65.98                      0.76
Harmonic Average                             10.32          2.05        0.67       6.50      0.91    57.27                      0.66
Maximum                                      15.39         11.20        1.24      10.71      0.98    82.32                      1.25
Median                                       11.83          1.99        0.67       7.15      0.90    74.43                      0.67
Minimum                                       6.65          1.19        0.46       4.58      0.87    32.74                      0.44
Standard Deviation                            3.82          4.76        0.34       3.00      0.05    23.31                      0.36
Statistical Test of Standard Deviation/
Average(1)                                     33%          116%         44%        41%        5%      35%                       47%

MARK MARKET AMERICA INC                       4.55          1.13        0.56       1.08      0.79     73.6   32.6    130.3      0.60


1 We use a test to determine if the average is an accurate measure of the sample of data. If the standard deviation divided by the average is greater than 78% then it is not a good measure of the sample. Therefore, in certain cases, we used the higher of the median or harmonic average to determine the true average of the data.


                                      14a

                                   MARKET AMERICA, INC.
                                   MARKET MULTIPLE
                          ($ IN THOUSANDS EXCEPT FOR PER SHARE INFORMATION)

SELECTED FINANCIAL DATA:                                                    ESTIMATED VALUATION:                          163,060.8
                                         04/30/01                           ESTIMATED VALUATION PER SHARE:                     8.40

Revenues                                138,513.7                           VALUATION RANGE BASED ON MARKET MULTIPLES:
EBITDA                                   26,048.6                                                         $ VALUE         PER SHARE
EBIT                                     25,111.4                                      HIGH               $234,768          12.09
Pretax Income (Loss)                     29,091.0                                       LOW                $67,543           3.48
Net Income (Loss)                        20,169.8
Operating Cash Flow                      17,695.5                           Based on 19.42 million shares outstanding
Adj'd Book Value @ 4/30/01               76,057.9
Long Term Debt @4/30/01                   2,035.8

MULTIPLES USED:
---------------
PRICE/SALES MULTIPLE                       0.49

ENTERPRISE VALUE/EBITDA                    5.17

PRICE/EARNINGS                            11.64

PRICE/OPERATING CASH FLOW                  8.24

PRICE/BOOK                                 1.77


MARKET VALUATIONS:                      4/30/2001              PER SHARE
------------------                      ---------              ---------

PRICE/SALES MULTIPLE                     67,543.0                3.48
ENTERPRISE VALUE/EBITDA                 132,511.7                6.82
PRICE/EARNINGS                          234,768.1               12.09
PRICE/OPERATING CASH FLOW               145,849.1                7.51
PRICE/BOOK                              134,658.2                6.93

PROBTY WGTD AVG - NOMINAL               163,060.8                8.40

                                      14b

2.       Performance Ratio Analysis
         --------------------------

The following table highlights the most recent twelve months and trailing three-year average performances of MA versus our universe of comparable companies.

It is readily apparent that Market America is undervalued based upon its performance statistics. MA maintains the highest current and quick ratios amongst its peers, giving testimony to MA's highly liquid financial condition and cash generation capabilities.

Since MA has de minimis obligations, its debt to equity and interest coverage ratios would assumably and reciprocally reflect what the quick and current ratios do.

In the past two fiscal years, MA has acquired more than $12 million of net fixed assets, which reconciles the decline in Return on Average Assets from a 3-year average of 34.5% to 26.3% at 4/30/01. Nonetheless, MA's Return on Average Assets exceeds all others in its peer group, and is twice as great as its nearest comparable, Natures Sunshine Products.

Similarly, the Company's most recent and 3-year Average Return on Shareholders Equity exceeds all others, except Tupperware Corp., an established multinational billion dollar (sales) company.

While MA's operating margins compare favorably with some comparable companies, it falls short of others in our selected grouping. This is most likely a reflection of MA's rapid growth, its aggressive introduction of new products and its focus on recruiting new distributors, who require about three months to qualify as "mature".

Despite the average comparisons of operating margins, MA rises to the top when its 3-year Average Net Income Margins (12.8%) and Last Twelve Months Net Income Margins (13.4%) are held to its peer group. In both categories, the net margins are twice as high as the next best.

This leads us to conclude that the management of MA has demonstrated superior skills at building and operating its business with a focus on cash generation and profitability. The lack of recognition for its common stock is hypothesized elsewhere in this valuation, but the inherent value of MA is undeniably discounted in the marketplace. One might inflect a scintilla of criticism about the build-up of excess cash by the Company. However, such sums could provide a healthy war chest for expansion, acquisition and vertical integration, among other uses in the future, especially if management does not wish to utilize the depressed currency of its common stock.

                           PERFORMANCE RATIO ANALYSIS

SELECTED COMPANIES FOR PROJECT YACHT
AS OF CLOSING PRICES FOR JUNE 14, 2001

                                                    Current                                                       Pretax
Company                                 Closing      Market      Total     Current     Quick    Debt to Equity   Interest
Symbol               Company Name        Price       Value       Assets     Ratio      Ratio       (In %)        Coverage
-----------------------------------------------------------------------------------------------------------------------------

AMM      ADVANTAGE MARKETING SYS INC      2.850        12.4        14.7       2.9        2.1         27.21           NA
HERBA    HERBALIFE INTL INC -CL A         8.500       247.7       395.1       2.1        1.4          5.04           32.1
MTEX     MANNATECH INC                    1.300        32.2        35.7       1.5        0.6          1.94         -129.3
NATR     NATURES SUNSHINE PRODS INC      11.680       190.0       124.4       2.3        1.6          0.27         1397.0
NUS      NU SKIN ENTERPRISES -CL A        7.700       646.2       567.1       2.4        1.5         21.04           NA
RELV     RELIV INTERNATIONAL INC          1.250        12.1        19.0       1.0        0.5        113.82           -0.5
TUP      TUPPERWARE CORP                 22.830      1321.3       831.6       1.3        0.8        343.73            5.7
USNA     USANA HEALTH SCIENCES INC        1.940        18.8        34.2       1.0        0.3         96.05            3.7

                                        AVERAGE                               1.8        1.1          76.1          218.1
                                        MAXIMUM                               2.9        2.1         343.7         1397.0
                                        MEDIAN                                1.8        1.1          24.1            4.7
                                        MINIMUM                               1.0        0.3           0.3         -129.3
                                        STANDARD DEVIATION                    0.7        0.6         116.6          580.3

MARK MARKET AMERICA INC                   4.050        78.7        81.4       6.5        6.1          2.96          221.1



                                               ---------------------------------IN%--------------------------------------
                                        Return  3 Yr Avg  Return   3 Yr Avg           3 Yr Avg           3 Yr Avg          3 Yr Avg
                                        on Avg   Return   on Avg    Return             Average    Net       Net     Gross    Gross
                                        Total    on Avg   Total     on Avg     Oper      Oper    Income   Income    Income   Income
                                        Assets   Assets   Equity    Equity    Margin    Margin   Margin   Margin    Margin   Margin
                                        -------------------------------------------------------------------------------------------

AMM      ADVANTAGE MARKETING SYS INC      1.6      6.4      2.0        7.5      1.2      5.1      0.8       3.5      32.7     31.8
HERBA    HERBALIFE INTL IN -CL A         10.3     13.1     18.8       26.8     34.8     37.4      4.5       5.3      73.2     73.7
MTEX     MANNATECH INC                  -17.2     18.8    -30.0      161.5     16.2     21.1     -4.7       2.4      41.2     42.3
NATR     NATURES SUNSHINE PRODS INC      13.7     18.5     19.9       25.9     52.4     54.7      5.3       6.4      82.3     82.6
NUS      NU SKIN ENTERPRISES -CL A       10.4     15.0     17.2       36.7     48.6     52.6      6.8       9.5      82.0     81.0
RELV     RELIV INTERNATIONAL INC         -5.7     -0.9    -18.4       -4.3     27.1     27.3     -1.9      -0.2      62.3     59.3
TUP      TUPPERWARE CORP                  9.1      9.0     55.0       50.4     12.8     12.1      6.9       6.9      66.8     65.2
USNA     USANA HEALTH SCIENCES INC        5.4     17.4     15.6       29.4      3.6      9.0      1.7       4.7      31.6     33.5

     AVERAGE                              3.4     12.2     10.0       41.7     24.6     27.4      2.4       4.8      59.0     58.7
     MAXIMUM                             13.7     18.8     55.0      161.5     52.4     54.7      6.9       9.5      82.3     82.6
     MEDIAN                               7.3     14.1     16.4       28.1     21.7     24.2      3.1       5.0      64.6     62.2
     MINIMUM                            -17.2     -0.9    -30.0       -4.3      1.2      5.1     -4.7      -0.2      31.6     31.8
     STANDARD DEVIATION                  10.4      6.9     26.1       51.2     19.5     19.2      4.2       3.0      21.1     20.6

MARK MARKET AMERICA INC                  26.3     34.5     30.7       44.9     18.4     19.3     13.4      12.8      73.6     74.9


                                      15a

3.       Comparable Transactions Multiple:
         ---------------------------------

These multiples were applied against management's operating statistics to derive an estimated value for each parameter. In order to arrive at an average valuation, we took the weighted average value based on these buyback multiples.

Overview
--------

The universe of comparable transactions that we selected for this analysis is limited. During the process, we reviewed over 265 transactions that involved companies in the household furnishings, food retailers, personal care products and catalog specialty distribution category that exhibit similar financial and operating characteristics to MA and that sell to comparable customer bases. Some of the transactions included comparable companies from the Market Multiple analysis, such as: TUPPERWARE, AMERICAN MARKETING SYSTEMS, NUSKIN, HERBALIFE INTERNATIONAL, INC., and a former competitor BEAUTICONTROL COSMETICS INC. previously noted in the Company's filings (FORMERLY TRADED UNDER THE TICKER
BUTI). Active participants in buying and selling companies, it may be concluded that these entities paid, or received, fair market values in their respective transactions.

We have also considered that these companies may have been executing acquisition or roll-up strategies and were able to pay a premium while achieving that goal. We also examined other traits such as: common stock and cash were used as acquisition currency; premiums were paid for strategic benefits to be realized by the acquirer; and, in the case of ADVANTAGE MARKETING SYSTEM's acquisition of UNIVERSAL NUTRITION CORP., and also in the case of NUSKIN ENTERPRISES, INC., which made four acquisitions over a two-year period from 1998 to 1999, certain pertinent historical data was unavailable to us. However, it should be noted that these comparable companies were actively making acquisitions. A description of the seven transaction we found comparable are listed below:

The Transactions
----------------
NATURES BOUNTY (NASDAQ:NBTY) is a New York-based vertically integrated manufacturer, marketer and retailer of a broad line of high quality, value-priced nutritional supplements in the U.S., U.K. and internationally. It acquired NATURESMART INC., a Colorado-based developer of nutritional supplements including vitamins, minerals, herbs and personal care products, for $28 million in May of 2001. The target had trailing twelve-months revenues of $59 million. NBTY'S total invested capital was 0.47 times revenues. NBTY has been pursuing an acquisition strategy over the last two years, executing six transactions.

ADVANTAGE MARKETING SYSTEMS, INC. (AMEX:AMM) is a direct marketer of weight management, dietary supplement and personal care products. In January of 2001, ADVANTAGE acquired LIFESCIENCE TECHNOLOGY CORP., which had trailing twelve-months revenue of $6.9 million, for a total invested capital of $1.5 million. ADVANTAGE paid a multiple of 0.22 times sales.

VITAMIN SHOPPE INDUSTRIES acquired the remaining 35.7% of VITAMINSHOPPE.COM that it did not already own for $7.3 million in cash. VITAMIN SHOPPE INDUSTRIES made this offer in December of 2000 for its online store. VITAMINSHOPPE.COM had trailing twelve-months revenue of $30.2 million at the time of the transaction and a negative EBITDA of $41.6 million. By extrapolation, VITAMIN SHOPPE INDUSTRIES paid a multiple of 0.68 times sales.

TUPPERWARE CORPORATION (NYSE:TUP) is a multinational manufacturer and direct seller of consumer goods products. TUPPERWARE acquired BEAUTICONTROL COSMETICS INC., a manufacturer and direct marketer of skin care, nutritional supplements, and cosmetics, in October of 2000. BEAUTICONTROL had trailing twelve-months revenue of $59.2 million and a negative EBITDA of $7.4 million. TUPPERWARE paid a total invested capital of $60.4 million resulting in a multiple of 0.94 times sales.


REXALL SUNDOWN INC. (REXALL) is a developer, manufacturer, and marketer of vitamins, nutritional supplements, and consumer health products through retailers, independent distributors, and mail order. REXALL acquired Largo, Florida -based WORLDWIDE SPORT NUTRITIONAL SUPPLEMENTS in March of 2000. At the time of the transaction, WORLDWIDE, which reported trailing twelve-months revenue of $42 million, was best known for its leading branded sports nutrition supplements. This acquisition was to help REXALL expand its reach into the sports and active nutrition category and part of its strategy to become a leader in multiple segments.


NBTY, in April of 2000, acquired the catalog division of REXALL SUNDOWN INC., a company comparable to Market America, and NBTY had made a total of six acquisitions since 1998. Again, certain pertinent historical data was unavailable to us in many of these transactions.


KONINKLIJKE (ROYAL) NUMICO N.V., is a Dutch company with over $4.4 billion in sales for 2000, and is a growing worldwide leader in specialized nutrition. It acquired Boca Raton-based REXALL SUNDOWN INC. for a total consideration of $1.7 billion plus the assumption of $114 million of debt. This move was to enhance its presence in the US dietary supplements market and to strengthen its position as a leader in nutritional products. REXALL, at the time of the acquisition, reported trailing twelve-months revenue of $653 million and an EBITDA of $116 million. KONINKLIJKE paid 15.5 times EBITDA and 1.7 times revenue. KONINKLIJKE had also acquired a health supplements and vitamins retailer, General Nutrition Corp., in 1999.


A private group, led by HERBALIFE INTERNATIONAL INC. founder Mark Hughes, withdrew an offer to acquire the outstanding Class A and Class B shares of HERBALIFE INTERNATIONAL INC. that they did not own for $210.78 million. The offer was accepted by the board of directors of Herbalife on September 13th of 1999, however the group eventually had to withdraw its offer on April 10, 2000 due to difficulty in securing high yield financing. HERBALIFE, at the time of the offer, had trailing twelve-months revenue of $1.7 billion and a positive EBITDA of $87.6 million. The total invested capital paid would have been 5.6 times EBITDA and 0.29 times revenues. HERBALIFE remains a publicly traded company as of the date of this valuation.

The seven comparable transactions we reviewed all represent buyout transactions between willing and knowledgeable buyers and sellers concluded within the most recent two years. Two transactions were management buyout offers (VITAMINSHOPPE.COM AND HERBALIFE INTERNATIONAL INC.). Our selection of transactions was reduced from a universe of approximately 265 publicly disclosed acquisitions concluded in the past two years. In selecting the representative transactions we considered a number of criteria. They include: industry similarities, size of transaction, closely held companies and date of transaction (most recent being preferable).

The seven transactions that we used in our valuation analysis reflected the following multiple of revenues:

Multiple:                                             Average
----------------------------------------------------------------
Multiple of Revenues                                  1.01x

We applied this multiple of revenues against MA's operating statistics to derive an estimated value. Due to the absence of sufficient additional data points, we believe that the multiple of revenues is the only statistically valid measure of value.

Therefore, the Comparable Transactions Multiple reflects a valuation estimate of $139.5 million or $7.18 per share for Market America, Inc.

Premiums Analysis for publicly traded targets
---------------------------------------------

The table below lists the one-day, five day's, and thirty day's premium, for each respective publicly-traded stock prior to the announcement of the offer.

------------------------------------- ------------ --------------------- ----------------- -----------------
            Transaction                 Price/            1-    Day           5-Day             30 Day
                                         Share           Premium             Premium           Premium

------------------------------------- ------------ --------------------- ----------------- -----------------
VitaminShoppe.com (VSHP)              $1.00            223% ($0.31)        113%($0.47)        59%($0.63)
------------------------------------- ------------ --------------------- ----------------- -----------------
BeautiControl (BUTI)                  $7.00             87%($3.75)         115%($3.25)       115%($3.25)
------------------------------------- ------------ --------------------- ----------------- -----------------
HerbaLife (HERBA)                     $17.00           39%($12.18)         42%($11.94)       47%($11.56)
------------------------------------- ------------ --------------------- ----------------- -----------------
Average                                                    116%                90%               74%
------------------------------------- ------------ --------------------- ----------------- -----------------

COMPARABLE TRANSACTIONS SUMMARY FOR MARKET AMERICA, INC.

               Buyer
       Announce/ Seller
        Close     Unit                                                               Synopsis
-------------------------------------------------------------------------------------------------------------------------------

      5/11/01  NBTY Inc                               NBTY Inc agreed to acquire NatureSmart Inc through Whole Foods
                 Whole Foods Market Inc               Market Inc. Consideration is $28.00M in cash.
                  NatureSmart Inc

       1/9/01  Advantage Marketing Systems            Advantage Marketing Systems Inc acquired LifeScience
       1/9/01    LifeScience Technologies Hldgs.      Technologies Holdings LP. Consideration $1.50M of which $1M is in cash and $500,000 is a promissory note.

     12/19/00  Vitamin Shoppe Industries Inc          Vitamin Shoppe Industries acquired the remaining 35.7% of
      1/12/01    VitaminShoppe.com Inc                VitaminShoppe.com that it does not already own for $7.3
                                                      million in cash.

      9/13/00  Tupperware Corp.                       Tupperware acquired BeautiControl, a direct seller of beauty
     10/18/00    Beauticontrol Cosmetics Inc.         and nutritional products, for $50.6 million in a cash tender offer in a move to add a separate beauty business.

       5/1/00  Koninklijke Numico NV                  Numico acquired Rexall Sundown for a total cash consideration of
      5/26/00    Rexall Sundown Inc                   $1.7 billion plus the assumption of $114 million in debt to enhance its presence in the US dietary supplements market and further strengthen its position as a leader in nutritional products.

      2/23/00  Rexall Sundown Inc                     Rexall Sundown acquired Worldwide Sport Nutritional Supplements
      3/23/00    Worldwide Sport Nutritional          for $71.5 million in cash. The acquisition will expand Rexalls reach
                 Supp.                                within the sports and active nutrition category and reflects its strategy of becoming a leader across multiple segments.

      9/13/99  Private Group                          A private group led by Herbalife founder Mark Hughes cancelled an
                 Herbalife International Inc          offer to acquire the remaining Class A and Class B shares that he didnt already own in Herbalife International for $210.8 million in cash. The deal was terminated due to difficulty in securing high


              Buyer                                                                                 Deal      Revenue
      Announce/ Seller                                                                              Size        LTM       EBITDA
       Close     Unit                                Unit Product Line                              ($mm)      ($mm)      ($mm)
------------------------------------------------------------------------------------------------------------------------------------
      5/11/01  NBTY Inc                           Develops nutritional supplements including        28.00      59.00       NA
                 Whole Foods Market Inc           vitamins, minerals, herbs and personal care
                  NatureSmart Inc                 products

       1/9/01  Advantage Marketing Systems        Markets and sells a line of scientifically         1.50       6.88      -1.78
       1/9/01    LifeScience Technologies Hldgs.  researched and designed adaptogen, nutritional personal care, weight mngt

     12/19/00  Vitamin Shoppe Industries Inc      Operates an on-line store for products and         7.28      30.18     -41.61
      1/12/01    VitaminShoppe.com Inc            content related to vitamins, nutritional
                                                  supplements and minerals

      9/13/00  Tupperware Corp.                   Manufacture and sells skin care, nutritional      50.62      64.24      -7.4
     10/18/00    Beauticontrol Cosmetics Inc.     supplements, cosmetics, nail care, toiletries,
                                                  and beauty supplements

       5/1/00  Koninklijke Numico NV              Makes and sells vitamins, nutritional            1682.47    653.04     115.98
      5/26/00    Rexall Sundown Inc               supplements, and consumer health products

      2/23/00  Rexall Sundown Inc                 Distributes nutritional vitamins                  71.50      42.00       NA
      3/23/00    Worldwide Sport Nutritional      and supplements
                 Supp.

      9/13/99  Private Group                      Markets weight management products,               210.78   1702.81     87.55
                 Herbalife International Inc      products, food and dietary supplements,
                                                  and a line of personal care products

                                                  -----------------------------------------------------------------------------
                                                  DEAL AVERAGES                                     293.16     365.45     30.55
                                                  -----------------------------------------------------------------------------



                                                                   Total
              Buyer                                              Invested
      Announce/ Seller                                  Deal      Capital     TIC/     TIC/
       Close     Unit                                   Type        ($mm)    EBITDA   Revenue
---------------------------------------------------------------------------------------------
      5/11/01  NBTY Inc                                 Acq.        28.00      NA      0.47
                 Whole Foods Market Inc
                  NatureSmart Inc

       1/9/01  Advantage Marketing Systems              Acq          1.50      NA      0.22
       1/9/01    LifeScience Technologies Hldgs.

     12/19/00  Vitamin Shoppe Industries Inc            Acq-MBO      7.28      NA      0.68
      1/12/01    VitaminShoppe.com Inc

      9/13/00  Tupperware Corp.                         Acq.        60.42      NA      0.94
     10/18/00    Beauticontrol Cosmetics Inc.

       5/1/00  Koninklijke Numico NV                    Acq-TO    1796.47    15.49     2.75
      5/26/00    Rexall Sundown Inc

      2/23/00  Rexall Sundown Inc                       Acq         71.50      NA      1.70
      3/23/00    Worldwide Sport Nutritional
                 Supp.

      9/13/99  Private Group                            Acq-MBO    210.78     5.56     0.29
                 Herbalife International Inc

                                -------------------------------------------------------------
                                DEAL AVERAGES                      310.85    10.53     1.01
                                -------------------------------------------------------------


                                      18a

                              MARKET AMERICA, INC.
                             COMPARABLE TRANSACTIONS

                ($ IN THOUSANDS EXCEPT FOR PER SHARE INFORMATION)




SELECTED FINANCIAL DATA:
------------------------                                                ESTIMATED VALUATION:             139,503.1
                                                                        ESTIMATED VALUATION PER SHARE:        7.18
                          ---------------
                             04/30/01                                   Based on 19.42 million shares outstanding
                          ---------------

Revenues                    138,513.7
EBITDA                       26,048.6
EBIT                         25,111.4
Pretax Income (Loss)         29,091.0
Net Income (Loss)            20,169.8
Operating Cash Flow          17,695.5
Adj'd Book Value             76,057.9
Long Term Debt                2,035.8

MULTIPLES USED:
---------------
TIC/SALES MULTIPLE             1.01

TIC/EBITDA                      NA



                          ---------------  -----------
MARKET VALUATIONS:        APRIL 30, 2001   PER SHARE
                          ---------------  -----------

TIC/SALES MULTIPLE          139,503.1         7.18
TIC/EBITDA                      NA

------------------------------------------------------
PROBTY WGTD AVG - NOMINAL   139,503.1         7.18
------------------------------------------------------
                                19,420.3


NA = Information Not Available


                                      18b

4.       Discounted Cash Flow Analysis:
         ------------------------------

The Company has not previously made financial forecasts beyond one year. After analyzing and comparing MA's 4/30/01 internal budget to actual results and finding that the Company missed projections by 32% we have discounted management's forecast for 4/30/02. These assumptions were made after carefully analyzing current and future economic, industry and company trends. Historical results were also considered as a frame of reference. We have analyzed the Company's prospects from three scenarios: base case, slow growth case and high growth case.

MA has a large cash position (including marketable securities) as a percentage of the firm's total value (market value of equity plus debt). As of 4/30/01 cash was 84.22% of the firm's total value. Cash is different from other assets in that its value is constant and has no associated risk. Therefore, we have separated the cash from the Company's assets for purposes of independently valuing the free cash flows to the firm ("FCFF").

FCFF (after eliminating accrued interest earned from the cash) was discounted for each year using MA's weighted average cost of capital ("WACC") of 15.13%. FCFF is defined as Earnings Before Interest and Taxes (without interest income) multiplied by one minus the effective tax rate and adjusted for depreciation and amortization, capital expenditures and changes in working capital that is available to stakeholders (creditors and equity owners). Since we are valuing the Company's assets without the stability of cash, the Company's beta was increased, thereby increasing the WACC. After arriving at the present value of the FCFF, we then add back the current cash balance to arrive at the value of the firm.

We did not think it would be prudent to impose on MA's management an exercise in forecasting five years hence. Instead, we have accepted the Company's unaudited 4/30/01 results and (for purposes of our discounted cash flow model) assumed a compounded growth rate of 9.9% to arrive at our base case results. While we believe that this is realistic based upon a consensus of economic predictors, we have, nonetheless, diminished the weighting of the discounted cash flow analysis in arriving at our valuation for MA.

BASE CASE
---------

For our base case scenario we assumed a compounded annual growth rate of 9.9% (2002-2005) and a terminal growth rate of 6%. The base case yielded a firm value, independent of cash, of $189.9 million or $9.78 per share. The Cash value as of 4/30/01 was $66.8 million or $3.44 per share. Adding the firm value and the cash value gave us $256.7 million or $13.22 per share.

SLOW GROWTH CASE
----------------

It is possible that the Company's future results may diminish due to a myriad of reasons. In this scenario, we have assumed an annual growth rate of 4% (2002-2005) and a terminal value of 2% while maintaining the base scenario's capital expenditures and depreciation and amortization levels at a constant percentage of revenues. This slow growth scenario gave us a valuation estimate of $191.0 million or $9.84 per share (this includes cash value of $3.44 per share).

HIGH GROWTH CASE
----------------

It is possible that the Company's prospects in the future may continue to accelerate at high rates. In this scenario, we have assumed an annual growth rate of 20% (2002-2005) and a terminal value of 9%. We increased the levels for capital expenditures and depreciation and amortization as a higher percentage of revenues to cover investments and acquisitions. This high growth scenario gave us a valuation estimate of $393.7 million or $20.27 per share (this includes cash value of $3.44 per share).

The discounted cash flow analysis provided us with a range of valuation of $191.0 million to $393.7 million or $9.84 to $20.27 per share.

                 -----------------------------------------------
                              MARKET AMERICA, INC.
                          INCOME STATEMENT AND FORECAST
                                    BASE CASE
                 -----------------------------------------------


    A - Actual
    E - Estimated

    All data in millions of $, except per share information

                                                   ------------------------------------------------------------------------------
                                                      04/30/96        04/30/97       04/30/98        04/30/99       04/30/00
                                                   ------------------------------------------------------------------------------

    Sales                                             42,479.9        66,281.7       87,531.0       110,347.8       135,965.3
    Yr-toYr % Change                                    117%            56%             32%            26%             23%

NET REVENUES                                          $42,479.9      $66,281.7       $87,531.0      $110,347.8     $135,965.3
    Yr-toYr % Change                                                    56%             32%            26%             23%

    Cost of Sales                                      9,173.7        12,249.1       19,272.3        28,071.2       33,913.3
    Gross Margin                                        78.4%          81.5%           78.0%          74.6%           75.1%

GROSS PROFIT                                          33,306.24      54,032.55       68,258.68      82,276.59      102,051.93


    Commissions                                       18,643.9        29,645.9       39,061.2        49,692.8       60,580.7
    % of Revenues                                       43.9%          44.7%           44.6%          45.0%           44.6%
    Sales Tax                                           238.9          383.6          1,985.5         358.7           212.8
    % of Revenues                                       0.6%            0.6%           2.3%            0.3%           0.2%
    Salaries                                           1,799.3        3,725.0         4,184.5        5,085.1         6,910.8
    % of Revenues                                       4.2%            5.6%           4.8%            4.6%           5.1%
    Consulting                                          885.3          377.2           137.6          266.2           819.1
    % of Revenues                                       2.1%            0.6%           0.2%            0.2%           0.6%
    Rents                                               239.4          389.9           695.5          996.0          1,380.4
    % of Revenues                                       0.6%            0.6%           0.8%            0.9%           1.0%
    Depreciation & Amortization                         75.3           122.8           167.5          208.9           439.1
    % of Revenues                                       0.2%            0.2%           0.2%            0.2%           0.3%
    Other                                              3,203.5        6,111.5         4,685.3        4,592.2         5,814.3
                                                        7.5%            9.2%           5.4%            4.2%           4.3%
                                                      --------        --------       --------        --------       --------
                    TOTAL EXPENSES                    25,010.3        40,633.1       50,749.6        60,991.0       75,718.1
                                                      ========        ========       ========        ========       ========

OPERATING INCOME (EBITDA)                             8,295.92       13,399.44       17,509.10      21,285.63       26,333.80
    % of Revenues                                       19.5%          20.2%           20.0%          19.3%           19.4%

    Interest Income                                    232.86          595.65        1,073.58        1,763.31       2,277.91
    Interest (Expense)                                 (33.5)          (40.7)         (93.8)          (24.3)         (157.1)
    Other Income (Expense)                              85.2           444.2           461.8          769.9           830.5
    PRETAX INCOME                                      8,505.1        14,275.8       18,783.2        23,585.7       28,846.0
    % of Revenues                                       20.0%          21.5%           21.5%          21.4%           21.2%

    Taxes                                              3,351.9        5,804.6         7,942.7        9,394.6        11,055.1
     EffectiveTax Rate                                  39.4%          40.7%           42.3%          39.8%           38.3%

    NET INCOME                                        5,153.24        8,471.22       10,840.54      14,191.03       17,790.92
    Net Margin (% of Revenues)                          12.1%          12.8%           12.4%          12.9%           13.1%

    Net Income Applicable to Common Shareholders

    EARNINGS PER SHARE (BASIC)                          0.26            0.42           0.54            0.71           0.89
    % Change                                           545.8%          64.4%           28.0%          30.9%           25.5%

    EARNINGS PER SHARE (DILUTED)

    % Change

    Shs Outstanding - Basic (Millions)                 19,950.0       19,950.0       19,950.0        19,950.0       19,936.3
    Shs Outstanding - Diluted (Millions)
    -----------------------------------------------------------------------------------------------------------------------------




                                        ------------------------------------------------------------------------------------------
                                         9 Mos Ended
                                           1/31/01 A         04/30/01      4/30/02 E     4/30/03 E      4/30/04 E     4/30/05 E
                                        ------------------------------------------------------------------------------------------

    Sales                                   101,416.3        138,513.7     155,135.4     173,751.6      187,651.7     202,663.9
    Yr-toYr % Change                                            2%            12%           12%             8%           8%

NET REVENUES                               $101,416.3       $138,513.7    $155,135.4     $173,751.6     $187,651.7   $202,663.9
    Yr-toYr % Change                                            2%            12%           12%             8%           8%

    Cost of Sales                           26,570.1         36,052.3      40,335.2       45,175.4       46,912.9     50,666.0
    Gross Margin                              73.8%            74.0%         74.0%         74.0%          75.0%         75.0%

GROSS PROFIT                                74,846.21       102,461.39    114,800.16     128,576.18     140,738.79   151,997.89


    Commissions                             44,533.4         59,300.2      69,810.9       78,188.2       84,443.3     91,198.7
    % of Revenues                             43.9%            42.8%         45.0%         45.0%          45.0%         45.0%
    Sales Tax                                                  779.0         620.5         695.0          750.6         810.7
    % of Revenues                             0.0%             0.6%          0.4%           0.4%           0.4%         0.4%
    Salaries                                 5,171.3          8,900.8       8,377.3       9,382.6        10,320.8     11,146.5
    % of Revenues                             5.1%             6.4%          5.4%           5.4%           5.5%         5.5%
    Consulting                                566.9            640.7         465.4         521.3          563.0         608.0
    % of Revenues                             0.6%             0.5%          0.3%           0.3%           0.3%         0.3%
    Rents                                     914.4           1,193.6       1,551.4       1,737.5        1,876.5       2,026.6
    % of Revenues                             0.9%             0.9%          1.0%           1.0%           1.0%         1.0%
    Depreciation & Amortization               684.4            937.2         775.7         868.8          938.3        1,013.3
    % of Revenues                             0.7%             0.7%          0.5%           0.5%           0.5%         0.5%
    Other                                    4,848.3          5,598.6       6,515.7       7,297.6        7,881.4       8,511.9
                                              4.8%             4.0%          4.2%           4.2%           4.2%         4.2%
                                            --------         --------      --------       --------      ---------     ---------
                    TOTAL EXPENSES          56,034.3         76,412.8      87,341.2       97,822.1      105,835.6     114,302.4
                                            ========         ========      ========       ========      =========     =========

OPERATING INCOME (EBITDA)                   18,811.88         26,048.63   27,458.96       30,754.03    34,903.22      37,695.48
    % of Revenues                             18.5%             18.8%       17.7%           17.7%        18.6%          18.6%

    Interest Income                         2,121.72          2,870.36    2,327.03         2,606.27     2,814.78      3,039.96
    Interest (Expense)                       (116.8)           (173.4)     (155.1)         (173.8)      (187.7)        (202.7)
    Other Income (Expense)                    977.3            1,282.7      930.8          1,042.5      1,125.9        1,216.0
    PRETAX INCOME                           21,109.7          29,091.0    29,786.0         33,360.3     37,718.0      40,735.4
    % of Revenues                             20.8%             21.0%       19.2%           19.2%        20.1%          20.1%

    Taxes                                    7,502.1           8,921.2    11,020.8         12,343.3     13,955.7      15,072.1
     EffectiveTax Rate                        35.5%             30.7%       37.0%           37.0%        37.0%          37.0%

    NET INCOME                              13,607.61         20,169.80   18,765.17       21,016.99    23,762.34      25,663.32
    Net Margin (% of Revenues)                13.4%             14.6%       12.1%           12.1%        12.7%          12.7%

    Net Income Applicable to Common
      Shareholders

    EARNINGS PER SHARE (BASIC)                 .70              1.04        0.97             1.08         1.22          1.32
    % Change                                                    16.4%       -7.0%           12.0%        13.1%          8.0%

    EARNINGS PER SHARE (DILUTED)

    % Change

    Shs Outstanding - Basic (Millions)      19,431.1          19,420.0    19,420.0         19,420.0     19,420.0      19,420.0
    Shs Outstanding - Diluted (Millions)
    -----------------------------------------------------------------------------------------------------------------------------

                                      20a

               DISCOUNTED CASH FLOW ANALYSIS - BASE CASE
A - Actual
E - Estimated
All data in thousands of $, except per share information


                                         1997 A     1998 A     1999 A    2000 A
                                       -------------------------------------------
EBIT                                    14,316.5   18,877.0   23,610.0  29,003.1
EBIT Growth Rates                                   31.85%     25.07%    22.84%
- Interest Income from Cash                595.7    1,073.6    1,763.3   2,277.9
EBIT without interest income            13,720.8   17,803.4   21,846.7  26,725.2
                                       -------------------------------------------

                                       -------------------------------------------
EBIT (1-t)                               8,141.9   10,275.0   13,144.7  16,482.9
                                       -------------------------------------------

Free Cash Flow to the Firm (FCFF)
PV OF FCFF


                                          2001 E      2002 E      2003 E       2004 E        2005 E
                                       -----------------------------------------------------------------
EBIT                                     29,264.4    29,941.1   33,534.1     37,905.6      40,938.1
EBIT Growth Rates                         0.90%       2.31%       12.00%       13.04%         8.00%
- Interest Income from Cash               2,870.4     2,327.0    2,606.3      2,814.8       3,040.0
EBIT without interest income             26,394.1    27,614.1   30,927.8     35,090.9      37,898.1
                                       -----------------------------------------------------------------

                                       -----------------------------------------------------------------
EBIT (1-t)                               18,299.9    17,396.9   19,484.5     22,107.2      23,875.8       Terminal Value (6%)
                                       -----------------------------------------------------------------  -------------------

Free Cash Flow to the Firm (FCFF)       $14,593.8   $15,461.6  $19,372.8    $21,676.3     $23,410.5       $256,435.9
PV OF FCFF                              $13,130.5   $12,083.2  $13,150.2    $12,780.3     $11,988.9       $126,780.4


                                                                               $ AMOUNT       PER SHARE
                                                                               --------       ---------
                                               Value of the Firm without Cash $189,913.5       $9.78
                                               Value of Cash                  $ 66,813.2        $3.44
                                               -----------------------------------------------------------
                                               FIRM VALUE                     $256,726.6       $13.22
                                               -----------------------------------------------------------
                                               Above based on 19.42 million Shares Outstanding                        19,420.0


                                      20b

        WEIGHTED AVERAGE COST OF CAPITAL CALCULATION

A - Actual
E - Estimated
All data in thousands of $, except per share information


                                        1996 A      1997 A        1998 A        1999 A      2000 A         2001 E
                                     -----------------------------------------------------------------   ------------
Cash & Mkt Securities                  10,386.1    19,618.8      30,794.6      45,426.9    53,170.6       66,813.2
MV of Equity                          199,500.0    84,787.5     104,737.5      81,046.9    79,745.2       77,291.6
Debt                                      568.2       532.0         316.8         130.0       829.2        2,035.8
Firm Value                            200,068.2    85,319.5     105,054.3      81,176.9    80,574.4       79,327.4
                                     -----------------------------------------------------------------   ------------

                                     -----------------------------------------------------------------   ------------
Cash as % of Firm Value                 5.19%       22.99%        29.31%        55.96%      65.99%         84.22%
                                     -----------------------------------------------------------------   ------------

                                     -----------------------------------------------------------------   ------------
MV of Equity                          199,500.0    84,787.5      104,737.5     81,046.9    79,745.2       77,291.6
Debt                                      568.2       532.0          316.8        130.0       829.2        2,036
                                     -----------------------------------------------------------------   ------------

                                     -----------------------------------------------------------------   ------------
Debt / Equity Ratio                     0.0028      0.0063        0.0030        0.0016      0.0104         0.0263
                                     -----------------------------------------------------------------   ------------

       COST OF CAPITAL (CAPM)
       ----------------------
Risk Free @ 6/13                         5.24%
Beta                                     0.60
Market return                           14.80%

                              CAPM =    10.98%

Unlevered Beta for MARK                  0.59

Beta of other Assets                     0.56
Unlevered Beta of other assets           1.04

Levered Beta without Cash                1.06

COST OF CAPITAL (CAPM)                  15.40%

COST OF DEBT                             7.63%
After tax Cost of Debt                   4.70%

Current Proportion of Equity            97.43%
Current Proportion of Debt               2.57%

--------------------------------------------------
WACC                                    15.13%
--------------------------------------------------


                                      20c

                       -----------------------------------
                              MARKET AMERICA, INC.
                          INCOME STATEMENT AND FORECAST
                                SLOW GROWTH CASE
                       -----------------------------------

A - Actual
E - Estimated
All data in millions of $, except per share information


                                      -------------------------------------------------------------------------------
                                                                                               9 Mos Ended
                                       04/30/96   04/30/97   04/30/98    04/30/99   04/30/00   1/31/01 A   04/30/01
                                      -------------------------------------------------------------------------------
   Sales                               42,479.9   66,281.7   87,531.0   110,347.8   135,965.3  101,416.3   138,513.7
   Yr-toYr % Change                      117%        56%        32%        26%         23%                      2%

NET REVENUES                          $42,479.9  $66,281.7  $87,531.0  $110,347.8  $135,965.3 $101,416.3  $138,513.7
   Yr-toYr % Change                                  56%        32%        26%         23%                      2%

   Cost of Sales                        9,173.7   12,249.1   19,272.3    28,071.2    33,913.3   26,570.1    36,052.3
   Gross Margin                         78.4%      81.5%      78.0%      74.6%       75.1%       73.8%       74.0%

GROSS PROFIT                           33,306.24  54,032.55  68,258.68   82,276.59  102,051.93  74,846.21  102,461.39


   Commissions                         18,643.9   29,645.9   39,061.2    49,692.8    60,580.7   44,533.4    59,300.2
   % of Revenues                        43.9%      44.7%      44.6%      45.0%       44.6%       43.9%       42.8%
   Sales Tax                              238.9      383.6    1,985.5       358.7       212.8                  779.0
   % of Revenues                         0.6%       0.6%       2.3%       0.3%        0.2%        0.0%        0.6%
   Salaries                             1,799.3    3,725.0    4,184.5     5,085.1     6,910.8    5,171.3     8,900.8
   % of Revenues                         4.2%       5.6%       4.8%       4.6%        5.1%        5.1%        6.4%
   Consulting                             885.3      377.2      137.6       266.2       819.1      566.9       640.7
   % of Revenues                         2.1%       0.6%       0.2%       0.2%        0.6%        0.6%        0.5%
   Rents                                  239.4      389.9      695.5       996.0     1,380.4      914.4     1,193.6
   % of Revenues                         0.6%       0.6%       0.8%       0.9%        1.0%        0.9%        0.9%
   Depreciation & Amortization             75.3      122.8      167.5       208.9       439.1      684.4       937.2
   % of Revenues                         0.2%       0.2%       0.2%       0.2%        0.3%        0.7%        0.7%
   Other                                3,203.5    6,111.5    4,685.3     4,592.2     5,814.3    4,848.3     5,598.6
                                         7.5%       9.2%       5.4%       4.2%        4.3%        4.8%        4.0%
                                      -------------------------------------------------------------------------------
             TOTAL EXPENSES            25,010.3   40,633.1   50,749.6    60,991.0    75,718.1   56,034.3    76,412.8
                                      -------------------------------------------------------------------------------

OPERATING INCOME (EBITDA)               8,295.92  13,399.44  17,509.10   21,285.63   26,333.80  18,811.88   26,048.63
   % of Revenues                        19.5%      20.2%      20.0%      19.3%       19.4%       18.5%       18.8%

   Interest Income                        232.86     595.65   1,073.58    1,763.31    2,277.91   2,121.72    2,870.36
   Interest (Expense)                     (33.5)     (40.7)     (93.8)      (24.3)     (157.1)    (116.8)     (173.4)
   Other Income (Expense)                  85.2      444.2      461.8       769.9       830.5      977.3     1,282.7
   PRETAX INCOME                        8,505.1   14,275.8   18,783.2    23,585.7    28,846.0   21,109.7    29,091.0
   % of Revenues                        20.0%      21.5%      21.5%      21.4%       21.2%       20.8%       21.0%

   Taxes                                3,351.9    5,804.6    7,942.7     9,394.6    11,055.1    7,502.1     8,921.2
    EffectiveTax Rate                   39.4%      40.7%      42.3%      39.8%       38.3%       35.5%       30.7%

   NET INCOME                           5,153.24   8,471.22  10,840.54   14,191.03   17,790.92  13,607.61   20,169.80
   Net Margin (% of Revenues)           12.1%      12.8%      12.4%      12.9%       13.1%       13.4%       14.6%

   Net Income Applicable to
    Common Shareholders

   EARNINGS PER SHARE (BASIC)            0.26       0.42       0.54       0.71        0.89        0.70        1.04
   % Change                            545.8%      64.4%      28.0%      30.9%       25.5%                   16.4%

   EARNINGS PER SHARE (DILUTED)
   % Change

   Shs Outstanding - Basic (Millions)  19,950.0   19,950.0   19,950.0    19,950.0    19,936.3   19,431.1    19,420.0
   Shs Outstanding - Diluted (Millions)
                                      -------------------------------------------------------------------------------


                                          -------------------------------------------------

                                            4/30/02 E   4/30/03 E   4/30/04 E   4/30/05 E
                                          -------------------------------------------------
   Sales                                    144,054.3   149,816.4   155,809.1   162,041.4
   Yr-toYr % Change                               4%          4%          4%          4%

NET REVENUES                               $144,054.3  $149,816.4  $155,809.1  $162,041.4
   Yr-toYr % Change                               4%          4%          4%          4%

   Cost of Sales                             37,454.1    38,952.3    38,952.3    40,510.4
   Gross Margin                                74.0%       74.0%       75.0%       75.0%

GROSS PROFIT                                106,600.15  110,864.15  116,856.81  121,531.08


   Commissions                               64,824.4    67,417.4    70,114.1    72,918.7
   % of Revenues                               45.0%       45.0%       45.0%       45.0%
   Sales Tax                                    576.2       599.3       623.2       648.2
   % of Revenues                                0.4%        0.4%        0.4%        0.4%
   Salaries                                   7,778.9     8,090.1     8,569.5     8,912.3
   % of Revenues                                5.4%        5.4%        5.5%        5.5%
   Consulting                                   432.2       449.4       467.4       486.1
   % of Revenues                                0.3%        0.3%        0.3%        0.3%
   Rents                                      1,440.5     1,498.2     1,558.1     1,620.4
   % of Revenues                                1.0%        1.0%        1.0%        1.0%
   Depreciation & Amortization                  720.3       749.1       779.0       810.2
   % of Revenues                                0.5%        0.5%        0.5%        0.5%
   Other                                      6,050.3     6,292.3     6,544.0     6,805.7
                                                4.2%        4.2%        4.2%        4.2%
                                          -------------------------------------------------
             TOTAL EXPENSES                  81,102.5    84,346.6    87,876.3    91,391.4
                                          -------------------------------------------------

OPERATING INCOME (EBITDA)                    25,497.60   26,517.51   28,980.49   30,139.71
   % of Revenues                               17.7%       17.7%       18.6%       18.6%

   Interest Income                            2,160.81    2,247.25    2,337.14    2,430.62
   Interest (Expense)                          (144.1)     (149.8)     (155.8)     (162.0)
   Other Income (Expense)                       864.3       898.9       934.9       972.2
   PRETAX INCOME                             27,658.4    28,764.8    31,317.6    32,570.3
   % of Revenues                               19.2%       19.2%       20.1%       20.1%

   Taxes                                     10,233.6    10,643.0    11,587.5    12,051.0
    EffectiveTax Rate                          37.0%       37.0%       37.0%       37.0%

   NET INCOME                                17,424.80   18,121.79   19,730.10   20,519.31
   Net Margin (% of Revenues)                  12.1%       12.1%       12.7%       12.7%

   Net Income Applicable to
    Common Shareholders

   EARNINGS PER SHARE (BASIC)                  0.90        0.93        1.02        1.06
   % Change                                  -13.6%        4.0%        8.9%        4.0%

   EARNINGS PER SHARE (DILUTED)
   % Change

   Shs Outstanding - Basic (Millions)        19,420.0    19,420.0    19,420.0    19,420.0
   Shs Outstanding - Diluted (Millions)



                                      20d

                DISCOUNTED CASH FLOW ANALYSIS - SLOW GROWTH CASE


A - Actual
E - Estimated
All data in thousands of $, except per share information


                                         1997 A         1998 A          1999 A          2000 A          2001 E
                                       ---------------------------------------------------------------------------
EBIT                                    14,316.5        18,877.0        23,610.0        29,003.1       29,264.4
EBIT Growth Rates                                        31.85%          25.07%          22.84%          0.90%
- Interest Income from Cash                595.7         1,073.6         1,763.3         2,277.9        2,870.4
EBIT without interest income            13,720.8        17,803.4        21,846.7        26,725.2       26,394.1
                                       ------------------------------------------------------------------------
EBIT (1-t)                               8,141.9        10,275.0        13,144.7        16,482.9       18,299.9
                                       ------------------------------------------------------------------------

Free Cash Flow to the Firm (FCFF)                                                      $14,593.8
PV OF FCFF                                                                             $13,130.5




                                         2002 E         2003 E           2004 E         2005 E
                                       ---------------------------------------------------------

EBIT                                    27,802.5        28,914.6        31,473.4        32,732.4
EBIT Growth Rates                        -5.00%           4.00%           8.85%           4.00%
- Interest Income from Cash              2,160.8         2,247.2         2,337.1         2,430.6
EBIT without interest income            25,641.7        26,667.3        29,136.3        30,301.8
                                       ---------------------------------------------------------
EBIT (1-t)                              16,154.2        16,800.4        18,355.9        19,090.1   Terminal Value (2%)
                                       ---------------------------------------------------------   -------------------

Free Cash Flow to the Firm (FCFF)      $13,831.1       $16,189.6       $17,720.6       $18,429.5     $140,370.5
PV OF FCFF                             $10,809.0       $10,989.5       $10,448.0        $9,438.1     $ 69,398.3

                                                                                       $ AMOUNT      PER SHARE
                                                                                      ----------     ---------
                                                  Value of the Firm without Cash      $124,213.4       $6.40
                                                  Value of Cash                        $66,813.2       $3.44
                                                  -------------------------------------------------------------
                                                  FIRM VALUE                          $191,026.5       $9.84
                                                  -------------------------------------------------------------
                                                  Above based on 19.42 million Shares Outstanding


                                      20e

                               MARKET AMERICA, INC.
                         INCOME STATEMENT AND FORECAST
                                HIGH GROWTH CASE

    A - Actual
    E - Estimated
    All data in millions of $, except per share information

                                                04/30/96       04/30/97       04/30/98        04/30/99       04/30/00
                                            ---------------------------------------------------------------------------
    Sales                                       42,479.9       66,281.7       87,531.0       110,347.8       135,965.3
    Yr-toYr % Change                               117%           56%             32%            26%             23%

NET REVENUES                                $   42,479.9    $  66,281.7     $ 87,531.0      $110,347.8      $135,965.3
    Yr-toYr % Change                                              56%             32%            26%             23%

    Cost of Sales                                9,173.7       12,249.1       19,272.3        28,071.2        33,913.3
    Gross Margin                                  78.4%          81.5%          78.0%           74.6%           75.1%

GROSS PROFIT                                    33,306.24      54,032.55      68,258.68       82,276.59      102,051.93


    Commissions                                 18,643.9       29,645.9       39,061.2        49,692.8        60,580.7
    % of Revenues                                 43.9%          44.7%          44.6%           45.0%           44.6%
    Sales Tax                                    238.9          383.6          1,985.5           358.7          212.8
    % of Revenues                                  0.6%           0.6%           2.3%            0.3%            0.2%
    Salaries                                     1,799.3        3,725.0        4,184.5         5,085.1         6,910.8
    % of Revenues                                  4.2%           5.6%           4.8%            4.6%            5.1%
    Consulting                                   885.3          377.2            137.6           266.2           819.1
    % of Revenues                                  2.1%           0.6%           0.2%            0.2%            0.6%
    Rents                                        239.4          389.9            695.5           996.0         1,380.4
    % of Revenues                                  0.6%           0.6%           0.8%            0.9%            1.0%
    Depreciation & Amortization                   75.3          122.8            167.5           208.9           439.1
    % of Revenues                                  0.2%           0.2%           0.2%            0.2%            0.3%
    Other                                        3,203.5        6,111.5        4,685.3         4,592.2         5,814.3
                                                   7.5%           9.2%           5.4%            4.2%            4.3%
                                            ---------------------------------------------------------------------------
                    TOTAL EXPENSES              25,010.3       40,633.1       50,749.6        60,991.0        75,718.1
                                            ---------------------------------------------------------------------------
OPERATING INCOME (EBITDA)                        8,295.92      13,399.44      17,509.10       21,285.63       26,333.80
    % of Revenues                                 19.5%          20.2%          20.0%           19.3%           19.4%

    Interest Income                              232.86         595.65         1,073.58        1,763.31        2,277.91
    Interest (Expense)                           (33.5)         (40.7)          (93.8)          (24.3)         (157.1)
    Other Income (Expense)                        85.2           444.2          461.8           769.9           830.5
    PRETAX INCOME                                8,505.1       14,275.8       18,783.2        23,585.7        28,846.0
    % of Revenues                                 20.0%          21.5%          21.5%           21.4%           21.2%

    Taxes                                        3,351.9        5,804.6        7,942.7         9,394.6        11,055.1
     EffectiveTax Rate                            39.4%          40.7%          42.3%           39.8%           38.3%

    NET INCOME                                   5,153.24       8,471.22      10,840.54       14,191.03       17,790.92
    Net Margin (% of Revenues)                    12.1%          12.8%          12.4%           12.9%           13.1%

    Net Income Applicable to Common
    Shareholders

    EARNINGS PER SHARE (BASIC)                    0.26           0.42           0.54            0.71            0.89
    % Change                                     545.8%          64.4%          28.0%           30.9%           25.5%

    EARNINGS PER SHARE (DILUTED)
    % Change

    Shs Outstanding - Basic (Mi1lions)           9,950.0       19,950.0       19,950.0        19,950.0        19,936.3
    Shs Outstanding - Diluted (Millions)


                                        9 Mos Ended
                                         1/31/01 A        04/30/01        4/30/02E        4/30/03E        4/30/04E       4/30/05E
                                     ----------------------------------------------------------------------------------------------
    Sales                                101,416.3       138,513.7       166,216.4       199,459.7       239,351.7       287,222.0
    Yr-toYr % Change                                         2%             20%             20%             20%             20%

NET REVENUES                         $   101,416.3   $   138,513.7   $   166,216.4   $   199,459.7   $   239,351.7   $   287,222.0
    Yr-toYr % Change                                         2%             20%             20%             20%             20%

    Cost of Sales                         26,570.1        36,052.3        43,216.3        51,859.5        59,837.9        71,805.5
    Gross Margin                            73.8%           74.0%           74.0%           74.0%           75.0%           75.0%

GROSS PROFIT                              74,846.21      102,461.39      123,000.17      147,600.21      179,513.76      215,416.52


    Commissions                           44,533.4        59,300.2        74,797.4        89,756.9       107,708.3       129,249.9
    % of Revenues                           43.9%           42.8%           45.0%           45.0%           45.0%           45.0%
    Sales Tax                                                779.0           664.9           797.8           957.4         1,148.9
    % of Revenues                            0.0%            0.6%            0.4%            0.4%            0.4%            0.4%
    Salaries                               5,171.3         8,900.8         8,975.7        10,770.8        13,164.3        15,797.2
    % of Revenues                            5.1%            6.4%            5.4%            5.4%            5.5%            5.5%
    Consulting                               566.9           640.7           498.6           598.4           718.1           861.7
    % of Revenues                            0.6%            0.5%            0.3%            0.3%            0.3%            0.3%
    Rents                                    914.4         1,193.6         1,662.2         1,994.6         2,393.5         2,872.2
    % of Revenues                            0.9%            0.9%            1.0%            1.0%            1.0%            1.0%
    Depreciation & Amortization              684.4           937.2         4,986.5         5,983.8         7,180.6         8,616.7
    % of Revenues                            0.7%            0.7%            3.0%            3.0%            3.0%            3.0%
    Other                                  4,848.3         5,598.6         6,981.1         8,377.3        10,052.8        12,063.3
                                             4.8%            4.0%            4.2%            4.2%            4.2%            4.2%
                                     ---------------------------------------------------------------------------------------------
                    TOTAL EXPENSES        56,034.3        76,412.8        93,579.9       112,295.8       134,994.3       161,993.2
                                     ---------------------------------------------------------------------------------------------

OPERATING INCOME (EBITDA)                 18,811.88       26,048.63       29,420.31       35,304.37       44,519.41       53,423.30
    % of Revenues                           18.5%           18.8%           17.7%           17.7%           18.6%           18.6%

    Interest Income                        2,121.72        2,870.36        2,493.25        2,991.90        3,590.28        4,308.33
    Interest (Expense)                     (116.8)         (173.4)         (166.2)          (199.5)        (239.4)         (287.2)
    Other Income (Expense)                  977.3         1,282.7           997.3          1,196.8         1,436.1         1,723.3
    PRETAX INCOME                         21,109.7        29,091.0        27,758.1        33,309.8        42,125.9        50,551.1
    % of Revenues                           20.8%           21.0%           16.7%           16.7%           17.6%           17.6%

    Taxes                                  7,502.1         8,921.2        10,270.5        12,324.6        15,586.6        18,703.9
     EffectiveTax Rate                      35.5%           30.7%           37.0%           37.0%           37.0%           37.0%

    NET INCOME                            13,607.61       20,169.80       17,487.63       20,985.16       26,539.31       31,847.18
    Net Margin (% of Revenues)              13.4%           14.6%           10.5%           10.5%           11.1%           11.1%

    Net Income Applicable to Common
    Shareholders

    EARNINGS PER SHARE (BASIC)               0.70            1.04            0.90            1.08            1.37            1.64
    % Change                                                16.4%          -13.3%           20.0%           26.5%           20.0%

    EARNINGS PER SHARE (DILUTED)
    % Change

    Shs Outstanding - Basic (Mi1lions)    19,431.1        19,420.0        19,420.0        19,420.0        19,420.0        19,420.0
    Shs Outstanding - Diluted
        (Millions)


                                      20f

                DISCOUNTED CASH FLOW ANALYSIS - HIGH GROWTH CASE


A - Actual
E - Estimated
All data in thousands of $, except per share information


                                         1997 A         1998 A          1999 A          2000 A          2001 E
                                       ---------------------------------------------------------------------------
EBIT                                    14,316.5        18,877.0        23,610.0        29,003.1       29,264.4
EBIT Growth Rates                                        31.85%          25.07%          22.84%          0.90%
- Interest Income from Cash                595.7         1,073.6         1,763.3         2,277.9        2,870.4
EBIT without interest income            13,720.8        17,803.4        21,846.7        26,725.2       26,394.1
                                       ------------------------------------------------------------------------
EBIT (1-t)                               8,141.9        10,275.0        13,144.7        16,482.9       18,299.9
                                       ------------------------------------------------------------------------

Free Cash Flow to the Firm (FCFF)                                                       13,208.7
PV OF FCFF                                                                             $11,884.2




                                         2002E         2003E           2004E         2005E
                                       ---------------------------------------------------------

EBIT                                    27,924.4      33,509.2      42,365.2        50,838.3
EBIT Growth Rates                        -4.58%        20.00%        26.43%          20.00%
- Interest Income from Cash              2,493.2       2,991.9       3,590.3         4,308.3
EBIT without interest income            25,431.1      30,517.3      38,775.0        46,530.0
                                       ---------------------------------------------------------
EBIT (1-t)                              16,021.6      19,225.9      24,428.2        29,313.9       Terminal Value (9%)
                                       ---------------------------------------------------------   -------------------

Free Cash Flow to the Firm (FCFF)       16,967.4      20,888.1      26,422.8        31,707.4            $517,320.2
PV OF FCFF                             $13,259.9     $14,178.8     $15,578.8       $15,237.9            $255,760.1

                                                                                                 $ AMOUNT      PER SHARE
                                                                                                ----------     ---------
                                                  Value of the Firm without Cash                $326,899.7       $16.83
                                                  Value of Cash                                 $ 66,813.2       $ 3.44
                                                  ----------------------------------------------------------------------
                                                  FIRM VALUE                                    $393,712.9       $20.27
                                                  ----------------------------------------------------------------------
                                                  Above based on 19.42 million Shares Outstanding


                                      20g

5.        Stock Buyback Analysis
          ----------------------

We derived a valuation range of $48.3 million ($2.49 per share) to $109.1 million ($5.62 per share) based on an analysis of management's three separate buybacks of stock from an investor during the 2000 fiscal year and the first quarter of the 2001 fiscal year. The Company purchased, in aggregate, 530,000 shares at an average price of $2.73 per share.

The seller had been an original shareholder of MA. When the seller sold the shares, an analyst might assume that the seller believed that they were receiving the best possible price at the time of the transactions. The average price reflects an aggregate price that a sophisticated and knowledgeable seller received for his shares over a measurable period of time (as opposed to a single transaction, that could be influenced by a specific event).

Based on this average price and the Company's 19,420,300 outstanding shares, this would provide us with a valuation of $81.2 million or $4.18 per share.

                                   MARKET AMERICA, INC.
                                   STOCK BUYBACK
                          ($ IN THOUSANDS EXCEPT FOR PER SHARE INFORMATION)

SELECTED FINANCIAL DATA:                                                    ESTIMATED VALUATION:                           81,213.4
                                         04/30/01                           ESTIMATED VALUATION PER SHARE:                     4.18

Revenues                                138,513.7                           VALUATION RANGE BASED ON MARKET MULTIPLES:
EBITDA                                   26,048.6                                                         $ VALUE         PER SHARE
EBIT                                     25,111.4                                      HIGH               $109,054           5.62
Pretax Income (Loss)                     29,091.0                                       LOW                $48,332           2.49
Net Income (Loss)                        20,169.8
Operating Cash Flow                      17,695.5                           Based on 19.42 million shares outstanding
Adj'd Book Value @ 4/30/01               76,057.9
Long Term Debt @4/30/01                   2,035.8

MULTIPLES USED:
---------------
PRICE/SALES MULTIPLE                       0.53

ENTERPRISE VALUE/EBITDA                    1.93

PRICE/EARNINGS                             4.10

PRICE/OPERATING CASH FLOW                  3.76

PRICE/BOOK                                 1.43


MARKET VALUATIONS:                      4/30/2001              PER SHARE
------------------                      ---------              ---------

PRICE/SALES MULTIPLE                     73,190.8                3.77
ENTERPRISE VALUE/EBITDA                  48,331.7                2.49
PRICE/EARNINGS                           82,647.0                4.26
PRICE/OPERATING CASH FLOW                66,505.5                3.42
PRICE/BOOK                              109,053.6                5.62

PROBTY WGTD AVG - NOMINAL                81,213.4                4.18


                                      21a

VALUATION SUMMARY

Based on our analyses of the range of valuations derived from the preceding five methods (Market Multiple Analysis, Comparable Transactions Analysis, Ratio Performance Analysis, Discounted Cash Flow Analysis and Stock Buyback Analysis), we arrived at an estimated valuation range of $119.0 million or $6.13 per share to $239.6 million or $12.34 per share.

After arriving at our valuations, each estimate was weighted according to its relative importance. The following weights were applied for each method: Market Multiple 40%, Comparable Transactions Multiple 30%, Discounted Cash Flow 25% and Stock Buyback 5%. As noted earlier, the Performance Ratio Analysis was considered in our deliberations and conclusions, but not weighted in our calculations.

                        KEY CONSIDERATIONS AND CONCLUSION


Founded in 1992 by James H. Ridinger, Market America, Inc. has become a formidable factor in forging a successful hybrid model for direct sales. Premised on the hypothesis that traditional models for direct selling would ultimately "flat line" through saturation, Ridinger developed and then implemented the concept of "unfranchising". The Market America "UnFranchise" system combines the benefits of franchising, but eliminates the costs of becoming a franchisee. Essentially, MA is a broker providing proprietary products to a network approximating 85,000 exclusive distributors. In turn, these distributors are positioned to develop one-on-one relationships with their clients whose demographic information and ordering patterns are processed by MA. The processing of the data provided from distributors results in new product offerings from MA that will have high acceptance quotients with the more than 800,000 end users currently serviced by MA's distributors. Management monikers this as "mass customization". MA's "Mall without Walls" concept currently offers a breadth of products, including: automotive lubricants, enzyme-activated cleaning and soil conditioning products, biologically activated hydrocarbon remediation products, water filters, household cleaning products, frozen gourmet meals, gourmet coffee, flower arrangements, dietary and nutritional supplements, vitamins, photographic services, personal protection devices, jewelry, custom blended cosmetics for adults and teenagers, personal care products, personal development products and customized apparel. If there does not appear to be a common thread throughout, it is because MA's strategy for product success comes from "measuring, monitoring, adjusting and controlling".

For the past four fiscal years one supplier has provided MA with vitamin compounds and nutritional supplements that accounted for more than 40% of annual gross revenues in each fiscal year. During this same period the number of Company distributors has grown from approximately 59,000 to 85,000. MA's compensation plan to its distributors is a function of cumulative distributor purchases over a calendar year and commissions are paid bi-weekly.

Last year, the Company created an Internet Advisory Board, which established a corporate web site that links seamlessly to the web sites of its distributors, thus creating an e-commerce selling capability for all of MA's distributors. To date, about 8,000 distributors are "linked". Each distributor pays for all marketing and sales materials received from the Company, including admission to regional leadership and marketing conferences and annual meetings, usually held in Greensboro, NC, where MA is headquartered.

The Company does not manufacture any of the products it sells. In its capacity as a broker/distributor, it has been able to avoid material expenditures to comply with various government environmental requirements. MA is obliged to comply with regulations established by the FDA, FTC, EPA and Consumer Product Safety Commission regarding product labeling, distribution, packaging, advertising and content. MA also possesses a $20 million product liability insurance policy, against which no claims have ever been asserted.

Market America became a public company in 1994 by merging with a "shell" corporation. Since that time Mr. Ridinger and his family have owned 80% of the outstanding shares of the Company's voting stock. There are currently 19.4 million shares outstanding.

Over the past five years, MA has recorded an impressive skein of increasing revenues, earnings and cash flow. Net revenues have compounded at a rate of 26.6% since April 1996 when they were $42.5 million. For the year ended 4/30/01 revenues were $138.5 million. Net income has almost quadrupled since '96 - from $5.2 million to $20.2 million. For the April year just ended, MA generated EBITDA of $ 26.0 million, or $ 1.34 per share. The Company's balance sheet is highly liquid. At April 30, 2001, MA reflected quick assets of $66.8 million, which included cash aggregating $48.0 million, to cover total liabilities of $16.1 million. The Company's book value per share at fiscal yearend was $3.92.

Despite its strong balance sheet and enviable record of growing sales and earnings, MA's stock has been in general decline since 1996. For the past twelve months, MA common stock has traded in a range between $2.88 and $5.13. This may be a function of the general stock market. It could be symptomatic of the decline of investor interest in direct sales companies. Another explanation might be the absolute control exerted by Mr. Ridinger's 80% ownership. The value of the public float is approximately $16 million. Notwithstanding the merits of investing in quality small cap companies, the major markets are dominated by institutional investors who require liquidity as a primary essential to stock selection. This, too, could account for the lack of recognition for MA's business achievements.

Prior to determining a range of value for Market America, we considered, analyzed and evaluated numerous aspects of:

     o    the Company

     o    its business model

     o    the direct selling industry

     o publicly owned comparable and competitive companies, including the lower valuations afforded those most closely held

     o transactions in the public markets undertaken by unrelated, knowledgeable and willing buyers and sellers o recent stock repurchases by the Company from shareholders who were knowledgeable regarding MA's activities at the time they sold shares to the Company

     o    the concentration of ownership held by (the) Ridinger family
          (interests)

     o a discounted cash flow analysis prepared by Burnham utilizing projections and assumptions provided by the Company

Market America has consistently demonstrated standards of excellence and operating results that place it in the upper echelons of direct selling companies.

A unique, hybrid business model hypothesized and implemented by its founder, James H. Ridinger, appears to have incorporated and captured the benefits of a pure franchising model and neutralized the pitfalls that can piggyback the concept of franchising. Ridinger has written a script that continually leverages the Company and its distributors in tandem.

Consumer advocates, regulatory agencies and disgruntled distributors have leveled much criticism at direct selling companies in recent years. By extrapolation, this has negatively impacted stock market valuations of entities that are simon pure. Notwithstanding the naysayers, reputable direct sellers provide quality products at fair prices to tens of millions of consumers and afford legitimate full-time occupational opportunities to hundreds of thousands of self-styled entrepreneurs.

We have compared the current and historical results of Market America with eight publicly traded companies whose operating characteristics and results are most similar to the Company. Those comparisons are detailed in the Market Multiples Analysis section of this valuation report. In addition to the statistical results of that study, we wish to highlight two beliefs. First, those companies whose ownership control exceeds 50% are afforded lower marketplace valuations than those companies whose ownership is more diversified. Second (and applicable to Market America), a company that exhibits and has historically demonstrated superior performance must ultimately be afforded a premium valuation from an independent evaluator. Market America is deserving of such a premium.

Burnham reviewed more than 265 transactions involving comparable companies. We considered and evaluated seven that we deem to involve entities similar to MA and that occurred within the past two years. We conclude that, based solely upon the cumulative results of this select universe, the value of Market America would be $7.18 per share.

Within the past two years, Market America has repurchased shares for its Treasury from shareholders who were knowledgeable of the Company's activities at the time they sold shares to MA. In the first instance during 2000 fiscal year, the Company purchased 400,000 shares at $3.09 when the stock's 52-week low and high was $3.75 and $10.00. In the second instance shortly after MA closed its fiscal year for April 30, 2000, the Company reacquired an additional 100,000 shares at $3.09 when the stock's 90-day low and high was $3.44 and $5.13. MA's last repurchased stock at $2.00 per share occurred on July 26, 2000 when the stock, on the public market, closed at $4.125. We do not assign much significance to these purchases by MA due to the fact that, in these three cases, the sellers had extraneous reasons for liquidity and MA, with an abundance of available cash, was willing to be accommodating.

As noted previously, (the) Ridinger family (interests) have historically owned 80% of Market America's outstanding shares. Based upon the Company's operating performance, this has benefited all shareholders. Reciprocally, such a high concentration of control appears to negatively impact the marketplace valuation of the Company's shares.

Our discounted Cash Flow Analysis was based upon management's budget for 2002, which we diminished due to the historical relationship between management's one year forecast and actual results. Taking into account certain assumptions and strategies articulated by management, we created three similarly discounted scenarios for projected results through fiscal 2006. Our base case scenario suggests a present value of Market America of $256.7 million or $13.22 per share.

In tabular format we are pleased to present our independent valuation findings for the common shares of Market America on the succeeding page. The range of valuation presented takes into account a number of important factors, many previously articulated, including:

     o    the exemplary operating results of MA;
     o    the 80% ownership position of the Ridingers;
     o    the tangible book value of each share of common stock;
     o    the high level of cash reflected on MA's balance sheet;
     o    the consideration that there have been no dividends paid or declared;
          and
     o the results of our various analyses presented elsewhere in this report.

In consideration of the aforementioned, Burnham has concluded that, based upon information available to us as of the date of this valuation report, the range of value for the common shares is between $6.13 and $12.34.

                                                   Respectfully submitted,


                                                   BURNHAM SECURITIES INC.

                              MARKET AMERICA, INC.
                           VALUATION ANALYSIS SUMMARY
                          VALUATION DATE: JUNE 18, 2001
                                ($ IN THOUSANDS)

                                   VALUATION

                                                       ESTIMATED       WEIGHTED           VALUATION RANGE
BASED ON THE METHODS:                        WEIGHTS   VALUATION      VALUATION          HIGH           LOW
---------------------                        -------------------------------------------------------------------
        MARKET MULTIPLES                      40.0%    $163,060.8      $65,224.3       $234,768.1      $67,543.0

        COMPARABLE TRANSACTIONS               30.0%    $139,503.1      $41,850.9       $139,503.1     $139,503.1

        DISCOUNTED FREE CASH FLOWS            25.0%    $256,726.6      $64,181.7       $393,712.9     $191,026.5

        STOCK BUY-BACKS                        5.0%     $81,213.4       $4,060.7       $109,053.6      $48,331.7


        ESTIMATED WEIGHTED AVERAGE VALUATION                          $175,317.6       $239,639.1     $119,041.3



                SUMMARY -- VALUATIONS PER SHARE (BASED ON 19.42 MILLION SHARES OUTSTANDING):

                                                                                         HIGH           LOW
                                                                                         ----           ---
        MARKET MULTIPLES                                                $8.40           12.09           3.48

        COMPARABLE TRANSACTIONS                                         $7.18            7.18           7.18

        DISCOUNTED FREE CASH FLOWS                                     $13.22           20.27           9.84

        STOCK BUY-BACKS                                                 $4.18            5.62           2.49

        ESTIMATED WEIGHTED AVERAGE VALUATION                            $9.03           12.34           6.13
